Exhibit 99.1

BFC Financial Corporation and BBX Capital Corporation Announce Definitive Agreement to Merge

FORT LAUDERDALE, Florida – July 28, 2016 – BFC Financial Corporation (“BFC Financial” or “BFC”) (OTCQB: BFCF; BFCFB) and BBX Capital Corporation (“BBX Capital” or “BBX”) (NYSE: BBX) announced today that they have entered into a definitive merger agreement between the companies.

Under the terms of the merger agreement, which was unanimously approved by a special committee comprised of BBX’s independent directors as well as the boards of directors of both companies, BBX’s shareholders other than BFC will be entitled to receive, at their election, 5.4 shares of BFC’s Class A Common Stock or $20.00 in cash for each share of BBX’s Class A Common Stock held by them. BBX Capital’s shareholders will have the right to elect to receive all cash, all stock, or a combination of cash and stock in exchange for their shares. BFC currently owns approximately 81% of BBX’s Class A Common Stock and 100% of its Class B Common Stock. If the merger is consummated, BBX will be a wholly owned subsidiary of BFC.

Consummation of the merger is subject to certain conditions, including approval of the merger agreement by BBX’s shareholders generally and by the holders of a majority of the shares of BBX’s Class A Common Stock voted on the merger agreement other than those voted by BFC and its affiliates. Shareholders of BBX who do not vote in favor of the merger and who comply with the other requirements of Florida law with respect to appraisal rights will be entitled to appraisal rights in connection with the merger. However, unless waived by BFC, the merger is conditioned on holders of not more than 150,000 shares of BBX’s Class A Common Stock exercising appraisal rights. The merger is not subject to a financing condition.

The largest asset held by both companies is their respective interests in Bluegreen Corporation, a hospitality, sales and marketing company. BFC owns 54% and BBX owns 46% of Woodbridge Holdings, LLC, the parent company of Bluegreen. Based on BFC’s 54% ownership interest in Bluegreen and BFC’s 81% ownership interest in BBX, BFC effectively has a 91% direct and indirect ownership interest in Bluegreen.

It is currently anticipated that the merger will be consummated promptly after all conditions to closing the merger are satisfied or, to the extent permitted under applicable law or the merger agreement, waived. The boards of each company took steps to exempt the transaction from the operation of such company’s shareholder rights plan.

“The proposed merger of BFC and BBX is being undertaken in order to simplify our corporate structure. BFC has held a meaningful stake in BBX since 1987 and this merger is intended to consolidate and streamline the combined companies,” commented Jarett S. Levan, Acting Chairman and Chief Executive Officer of both BFC and BBX.

Additional Information and Where to Find it:

BFC will file with the SEC a Registration Statement on Form S-4 that will include a prospectus of BFC and a proxy statement of BBX Capital. The proxy statement/prospectus will be sent to the shareholders of BBX. Investors and shareholders will be able to obtain a copy of the proxy statement/prospectus and other documents filed with the SEC containing information about BFC and BBX Capital free-of-charge from the SEC’s website at www.sec.gov. Copies of documents filed with the SEC by BFC will be made available free-of-charge on BFC’s website at www.bfcfinancial.com, under the “Investor Relations” tab, or by written request to BFC Financial Corporation, 401 East Las Olas Boulevard, Suite 800, Fort Lauderdale, Florida 33301, Attention: Investor Relations, or by phone at 954-940-4900. Copies of documents filed with the SEC by BBX Capital will be made available free-of-charge on BBX Capital’s website at www.bbxcapital.com, under the “Investor Relations” tab, or by written request to BBX Capital Corporation, 401 East Las Olas Boulevard, Suite 800, Fort Lauderdale, Florida 33301, Attention: Investor Relations, or by phone at 954-940-4000. Investors and shareholders are advised to read the proxy statement/prospectus when it is available because it will contain important information.

BFC, BBX and certain of their respective directors and executive officers may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from BBX’s shareholders in connection with the merger. Information about the directors and executive officers of BFC is set forth in BFC’s Proxy Statement on Schedule 14A for its 2016 Annual Meeting of Shareholders, which was filed with the SEC on April 28, 2016. Information about the directors and executive officers of BBX Capital is set forth in BBX Capital’s Proxy Statement on Schedule 14A for its 2016 Annual Meeting of Shareholders, which was filed with the SEC on April 25, 2016. These documents can be obtained free-of-charge from the sources indicated above. Information concerning the interests of the persons who may be considered “participants” in the solicitation will be set forth in the proxy statement/prospectus relating to the merger when it becomes available.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval in any jurisdiction where such an offer or solicitation is unlawful. Any such offer will be made only by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended (the “Securities Act”).

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About BFC Financial Corporation:

BFC (OTCQB: BFCF; BFCFB) is a holding company whose principal holdings include an 81% ownership interest in BBX Capital Corporation (NYSE: BBX) and its indirect ownership interest in Bluegreen Corporation. BFC owns a 54% equity interest in Woodbridge, the parent company of Bluegreen. BBX Capital owns the remaining 46% equity interest in Woodbridge. As of March 31, 2016, BFC had total consolidated assets of $1.4 billion, shareholders’ equity attributable to BFC of $385.2 million, and total consolidated equity of $493.4 million.

About BBX Capital Corporation:

BBX Capital (NYSE: BBX) is involved in the acquisition, ownership and management of joint ventures and investments in real estate and real estate development projects, as well as acquisitions, investments and management of middle market operating businesses. In addition, BBX Capital and its controlling shareholder, BFC Financial Corporation, have a 46% and 54% respective ownership interest in Bluegreen Corporation. As a result of their ownership interests, BBX Capital and BFC together own 100% of Bluegreen. As of March 31, 2016, BBX Capital had total consolidated assets of $392.1 million, shareholders’ equity attributable to BBX Capital of $336.0 million, and total consolidated equity of $337.3 million.

About Bluegreen Corporation:

Founded in 1966 and headquartered in Boca Raton, FL, Bluegreen is a sales, marketing and resort management company, focused on the vacation ownership industry and pursuing a capital-light business strategy. Bluegreen manages, markets and sells the Bluegreen Vacation Club, a flexible, points-based, deeded vacation ownership plan with more than 199,000 owners, 66 owned or managed resorts, and access to more than 4,500 resorts worldwide. Bluegreen also offers a portfolio of comprehensive, turnkey, fee-based services, including resort management services, financial services, and sales and marketing services, to or on behalf of third parties.

For further information, please visit:

BFC Financial Corporation: www.BFCFinancial.com

BBX Capital: www.BBXCapital.com

Bluegreen Corporation: www.BluegreenVacations.com

BFC Financial and BBX Capital Contact Info:

Investor Relations: Leo Hinkley, Managing Director, 954-940-4994

Email: LHinkley@BFCFinancial.com, LHinkley@BBXCapital.com

Media Contact: Kip Hunter Marketing, 954-765-1329

Aimee Adler/ Jodi Goldstein

Email: aimee@kiphuntermarketing.com, jodi@kiphuntermarketing.com

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This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. The forward looking statements in this press release are also forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, and involve substantial risks and uncertainties. These risks and uncertainties include, but are not limited to, those relating to the proposed merger described in this press release, the potential benefits of the merger, including, without limitation, that the simplification of BFC’s corporate structure and/or the efficiencies expected to result from the merger may not be realized, risks related to Bluegreen and its business, operations, prospects and value, risks related to the companies’ ability to satisfy all of the conditions to closing the merger, and the risk that the merger may not otherwise be consummated in accordance with the contemplated terms, or at all. Reference is also made to the risks and uncertainties detailed in reports filed by BFC and BBX with the SEC, including the “Risk Factors” sections thereof, which may be viewed on the SEC’s website at www.sec.gov. The companies caution that the foregoing factors are not exclusive.